SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

THE MONY GROUP INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

The MONY Group Inc. sent the following notice to stockholders on or about February 6, 2004.

The MONY Group Inc.

1740 Broadway

New York, NY 10019

www.mony.com

IMPORTANT NOTICE TO

ALL MONY STOCKHOLDERS

February 6, 2004

In just a few short weeks, MONY stockholders will meet to vote on the proposed merger with AXA Financial, Inc.

If the merger is completed, you will receive $31.00 in cash for each of your MONY shares - a 25.3% premium to MONY’s average closing stock price over the one year period ending on the date of the merger’s announcement.

MONY believes that: (1) the $31.00 per share merger price represents full and fair value for MONY stockholders and (2) if the merger is not approved, the market price of MONY common stock is likely to decline.

Your Board of Directors and management believe the merger with AXA Financial is in your best interests. Therefore, we ask that you take the time to vote your shares today.

Your vote is extremely important, regardless of how many shares you own. If you have not already done so, please complete, sign and date your WHITE proxy voting “FOR” adoption of the merger and mail it promptly, using the postage-paid return envelope provided. Time is short, so please act today.

* * * CAUTION * * *

A handful of investors, including a Wall Street “hedge fund” manager called “Highfields,” have criticized the AXA Financial merger. In essence, these investors were hoping for a better offer. Yet, more than four months after the merger with AXA Financial was first announced, no other offer or realistic alternative for MONY has emerged.

Last week, Highfields issued a letter to MONY stockholders in the form of a press release criticizing the proposed AXA Financial transaction. We urge you to remember that, unlike your Board of Directors, “hedge funds” like Highfields have no legal obligation to look out for your interests.

Criticism of the AXA Financial merger proposal is, in our opinion, misguided and ignores all of the important reasons to support the merger. WE URGE YOU NOT TO SIGN OR RETURN ANY OF THE DOCUMENTS SENT TO YOU BY “HEDGE FUND” MANAGERS LIKE HIGHFIELDS.

PLEASE VOTE TODAY

Your Board of Directors remains unanimous in its conviction that AXA Financial’s $31.00 per share cash offer represents full and fair value for your shares. We urge you to sign, date and mail your enclosed WHITE proxy card voting “FOR” adoption of the merger proposal today. Please remember that a failure to vote or an abstention will have the same effect as a vote “against” the merger proposal.

IMPORTANT

If you have any questions or require assistance in voting your shares, please call D. F. King & Co., Inc., which is assisting MONY, toll-free at 1-800-488-8075.

Important Legal Information

MONY has filed a definitive proxy statement and MONY intends to file other documents regarding the proposed acquisition of MONY by AXA Financial with the Securities and Exchange Commission (the “SEC”). Before making any voting or investment decisions, investors and security holders of MONY are urged to read the proxy statement regarding the acquisition, carefully in its entirety, because it contains important information about the proposed transaction. A definitive proxy statement has been sent to the stockholders of MONY seeking their approval of the transaction. Investors and security holders may obtain free copies of the definitive proxy statement, and other documents filed with, or furnished to, the SEC by AXA Financial and MONY at the SEC’s website at www.sec.gov. The definitive proxy statement and other documents may also be obtained for free from MONY and AXA Financial by writing to Shareholder Services, MONY, 1740 Broadway, New York, NY 10019; Attn. John MacLane (jmaclane@mony.com), or to AXA Financial, 1290 Avenue of the Americas, New York, NY 10104, Attn. Robert Walsh (Robert.Walsh@axa-financial.com).

Forward-looking Statements

The foregoing contains forward-looking statements concerning MONY’s operations, economic performance, prospects and financial condition. Forward-looking statements include statements expressing management’s expectations, beliefs, estimates, forecasts, projections and assumptions and include all statements concerning MONY’s operations, economic performance, prospects and financial condition for 2004 and following years. MONY claims the protection afforded by the safe harbor for forward-looking statements as set forth in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to many risks and uncertainties. Actual results could differ materially from those anticipated by forward-looking statements due to a number of important factors including the following: satisfaction of the closing conditions set forth in the merger agreement among MONY, AXA Financial, Inc., and AIMA Acquisition Co., including approval of MONY’s shareholders and regulatory approvals; a significant delay in the expected completion of the contemplated merger; MONY could experience losses, including venture capital losses; MONY could be subjected to further downgrades by rating agencies of our senior debt ratings and the claims-paying and financial-strength ratings of our insurance subsidiaries; MONY could be required to take a goodwill impairment charge relating to its investment in Advest if the market deteriorates; MONY could have to accelerate amortization of deferred policy acquisition costs if market conditions deteriorate; MONY could be required to recognize in its earnings “other than temporary impairment” charges on its investments in fixed maturity and equity securities held by it; MONY could have to write off investments in certain securities if the issuers’ financial condition deteriorates; recent improvements in the equities markets may not be sustained into the future; actual death-claim experience could differ from MONY’s mortality assumptions; MONY could have liability from as-yet-unknown litigation and claims; larger settlements or judgments than we anticipate could result in pending cases due to unforeseen developments; and changes in laws, including tax laws, could affect the demand for MONY’s products. MONY does not undertake to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.